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                                    EXHIBIT 5

             OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP

April 9, 2002

Board of Directors
i2 Technologies, Inc.
One i2 Place
11701 Luna Road
Dallas, Texas 75234

Re: i2 Technologies, Inc. - Registration Statement for Offering of an Aggregate of 25,455,198 Shares of Common Stock

Dear Ladies and Gentlemen:

We have acted as counsel to i2 Technologies, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (a) an additional 21,212,665 shares of the Company's common stock for issuance under the Company's 1995 Stock Option/Stock Issuance Plan, as amended through April 12, 2001 (the "1995 Plan") and (b) an additional 4,242,533 shares of the Company's common stock for issuance in the aggregate under the Company's Employee Stock Purchase Plan, as amended through April 20, 2001 and the International Employee Stock Purchase Plan, as amended through April 23, 2001 (collectively the "Purchase Plans).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with (a) the establishment and amendment of the 1995 Plan and the Purchase Plans. Based on such review, we are of the opinion that, if, as and when the shares of the Company's common stock are issued and sold (and the consideration therefore received) pursuant to (i) the provisions of stock option agreements duly authorized under the 1995 Plan and in accordance with the Registration Statement, or (ii) duly authorized direct stock issuances under the 1995 Plan effected in accordance with the Registration Statement, or (iii) duly authorized stock purchase rights issued under the Purchase Plans and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 1995 Plan, the Purchase Plans, or the shares of the Company's common stock issuable under such plans.

Very truly yours,

/s/ BROBECK, PHLEGER & HARRISON LLP
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Brobeck, Phleger & Harrison LLP